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EXHIBIT  10.16

                        FULL-RECOURSE PROMISSORY NOTE

$1,300,000                                                        August 6, 1998

          FOR VALUE RECEIVED, the undersigned Borrower promises to pay to the order of FORTE SOFTWARE, INC, ("COMPANY"), at its office located at 1800 Harrison Street, Oakland CA 94612, the aggregate principal amount outstanding hereunder (as specified from time to time on Exhibit A hereto), which principal amount shall in no event exceed ONE MILLION THREE HUNDRED THOUSAND UNITED STATES DOLLARS (U.S. $1,300,000), plus interest accrued on the unpaid principal, upon the terms and conditions specified below.

          Borrower may request the making of loans by Company pursuant to the terms of this Note and in an aggregate principal amount not to exceed one million three hundred thousand United States dollars ($1,300,000) by giving at least 7 days written notice to the Company's Chief Financial Officer specifying the business day on which Borrower requests Company to make the particular loan ("Funding Date") and the aggregate principal amount of the particular loan ("Loan Amount") to be made on such date. Each Funding Date and Loan Amount shall be reflected on Exhibit A.

Borrower acknowledges and agrees that on August 6, 1998, Company loaned Borrower an aggregate principal amount of TWO HUNDRED AND ONE THOUSAND AND SEVEN UNITED STATES DOLLARS ($201,007).

Borrower further acknowledges and agrees that on August 14, 1998, Company loaned Borrower an additional aggregate principal amount of FIVE HUNDRED AND FIFTY THOUSAND UNITED STATES DOLLARS ($550,000).

          1. TERM. The aggregate principal balance of this Note, together with interest accrued and unpaid to date, shall be due and payable at the close of business on August 6, 2000; provided, however, that Borrower shall have the right to extend the payment due date until close of business on August 6, 2002, upon written notice to Company on or before August 6, 2000.

          2. RATE OF INTEREST. Interest shall accrue under the Note on any unpaid principal balance at the rate of seven and one-half percent (7.5%) per annum, compounded annually.

          3. PREPAYMENT. Prepayment of principal and interest may be made at any time without penalty.

          4. EVENTS OF ACCELERATION. The entire unpaid principal sum and unpaid interest under this Note shall become immediately due and payable upon:

          (a) The date when the Borrower ceases to be employed by the Company;

          (b) The failure of the Borrower to pay when due the principal balance and accrued interest on this Note and the continuation of such default for more than thirty (30) days;


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          (c)  The insolvency of the Borrower, the commission of an act of bankruptcy by the Borrower, the execution by the Borrower of a general assignment for the benefit of creditors, or the filing by or against the Borrower of a petition in bankruptcy or a petition for relief under the provisions of the federal bankruptcy act or another state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of ninety (90) days or more;

          (d) The occurrence of a material event of default under the Stock Pledge Agreement(s) securing this Note or any obligation secured thereby; or

          (e) Borrower's failure to maintain the Required Security Value in accordance with Section 5 below.

          5. SECURITY. Payment of this Note shall be secured by Stock Pledge Agreement(s) to be executed and delivered by the Borrower and covering shares of the Company's Common Stock with a fair market value equal to at least one million eight hundred and twenty thousand US dollars ($1,820,000) (the "Required Security Value"). On the first day of each calendar quarter, Borrower shall execute and deliver additional Stock Pledge Agreements as necessary to maintain the Required Security Value based on the fair market value of the Company's Common Stock as of such date. Notwithstanding the foregoing, the Borrower, shall remain personally liable for payment of this Note, and assets of the Borrower, in addition to the collateral under the Stock Pledge Agreement(s), may be applied to the satisfaction of the Borrower's obligations hereunder.

          6. COLLECTION. If action is instituted to collect this Note, the Borrower promises to pay all reasonable costs and expenses (including reasonable attorney's fees) incurred in connection with such action.

          7. WAIVER. No previous waiver and no failure or delay by the Company or the Borrower in acting with respect to the terms of this Note or the Stock Pledge Agreement shall constitute a waiver of any breach, default or failure of condition under this Note, the Stock Pledge Agreement or the obligations secured thereby. A waiver of any term of this Note, the Stock Pledge Agreement or of any of the obligations secured thereby must be made in writing and signed by a duly authorized officer of the Company and shall be limited to the express terms of such waiver.

     The Borrower hereby expressly waives presentment and demand for payment at such time as any payments are due under this Note.

          8. CONFLICTING AGREEMENTS. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by the Note, the terms of this Note shall prevail.

          9. GOVERNING LAW. This Note shall be construed in accordance with the laws of the State of California.


By:  ____________________


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     Martin J. Sprinzen

                                                 EXHIBIT A


Funding Date          Loan Amount        Aggregate Principal Amount Outstanding
------------          -----------        --------------------------------------
August 6, 1998        $201,007                 $201,007


August 14, 1998       $550,000                 $751,007

September 23, 1998    $344,000                 $1,095,007

October 12, 1998      ($200,000)               $895,007



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